SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2002

CBRE HOLDING, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-32983	94-3391143
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

355 S. Grand Avenue, Suite 3100, Los Angeles, California		90071
(Address of Principal Executive Offices)		(Zip Code)

(213) 613-3226
Registrant’s Telephone Number, Including Area Code

NA
(Former Name or Former Address, if Changed Since Last Report)

                This Current Report on Form 8-K is filed by CBRE Holding, Inc., a Delaware corporation (the Company), in connection with the matters described herin.

Item 9.  Regulation FD Disclosure

                On November 7, 2002, the Company conducted its third quarter earnings conference call, as follows:

Moderator:  Ray Wirta

November 7, 2002

9:00 a.m. PST

Moderator                                                                                       Ladies and gentlemen, thank you for standing by.  Welcome to the CB Richard Ellis Third Quarter Earnings Call.  At this time, all phone participants are on a listen-only mode.  Later, we will have an opportunity for your questions; instructions will be given at that time.  As a reminder, this conference is being recorded.

                                                                                                                                                I will now turn the conference over to Chief Financial Officer, Ken Kay.  Please go ahead.

K. Kay                                                                                                           Thank you for joining us today for CB Richard Ellis’ Third Quarter 2002 Earnings Conference Call.  My name is Ken Kay, Chief Financial Officer for the company.  It is my pleasure to welcome you to our call.  On the call, we will be covering our results for the third quarter of 2002.  Participating on the call with me this morning will be Ray Wirta, our Chief Executive Officer; Brett White, our President; Ron Platisha, our Executive Vice President of Finance and Debbie Fan, Treasurer.

                                                                                                                                                Before we get started, I want to mention that we may make a number of forward-looking statements during the course of this call.  These statements should be considered as estimates only, and actual results may ultimately differ from these estimates.  CB Richard Ellis undertakes no obligation to update or publicly revise any of the forward-looking statements that you may hear today.  Please refer to the company’s Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for a full discussion of the risks and other factors that may impact any estimates that you may hear today.

                                                                                                                                                And with that, I would like to turn the call over to Ray Wirta, our Chief Executive Officer.

R. Wirta                                                                                                    Thank you, Ken, and good morning to everybody on the call.  I will make a few brief overview comments, and then I’ll ask Brett to comment, in more detail, about our operations, and Ken to discuss our numbers.

                                                                                                                                                Our press release is out, so let’s talk about some highlights of the release.  Third quarter revenue was up by 3%, while EBITDA improved by 15%.  These improvements were accomplished in a challenging market through a pick up in market share and from our continued cost-containment efforts.  While leasing revenue trailed last year’s third quarter, it was more than offset by the improvement in both sales and consulting revenues.

Business from the large corporate sector continues to be soft; however, we are seeing stronger demand from small and mid-size companies.  Also, we continue to see improvement in sales and lease transaction counts, as compared to the prior year, and they are now running approximately 4% ahead, year to date.

                                                                                                                                                The mortgage banking business, L.J. Melody, had an exceptionally strong quarter in both revenue and profitability.  Revenue for the third quarter was approximately 20% over the prior year, while EBITDA was up over 800%.  This improvement is mainly due to the continued recovery of the CMBS market and ongoing efforts in managing costs.

CBRE Investors, our investment advisory business, also improved.  Revenue for the third quarter was up 22% over last year, with EBITDA up 55%. Institutional investors are continuing to increase their allocation of real estate and we are getting market share as well.

Year-to-date, the company EBITDA has grown by 23% with EBITDA margin improving by 200 basis points from 7% to 9%.  The company’s cost-reduction efforts have generated over $30 million in net savings, year-to-date.

That is the overview, and now Brett will provide some additional detail in operations and Ken will talk a bit about finance.

                                                                                                                                                Brett?

B. White                                                                                                 Thanks, Ray.  In the third quarter, we continue to see meaningful pick up in our transaction velocity in the United States.  Sales transactions were 21% higher than the third quarter of last year, while lease transactions were up 18% on a similar comparison basis.  As a result, U.S. sales revenue was 20% higher in the same period last year.  However, lower revenue for lease transaction offset the increased lease transaction count, and consequently, overall lease and revenues were down by approximately 15%.  Despite this, total revenue for North America was up 2% for the third quarter, which generated EBITDA improvement of 4%.

                                                                                                                                                We are in the midst of the 2003 planning process.  The commentary from our field managers and professionals is that they forecast continued improvement in the commercial real estate marketplace.

                                                                                                                                                We had some great news in Europe recently.  We won one of the largest facilities management contracts ever awarded within Europe.  Deutsche Bank, the world’s fifth largest financial institution, with over $800 billion in assets, has selected us as their exclusive outsource provider for management of their facilities within Europe.  Additionally, we are expecting a strong fourth quarter performance from our existing businesses within Europe, and anticipate they will end up the year ahead of their 2001 performance.

                                                                                                                                                In Asia Pacific, revenue for the third quarter was 9% above last year.  The increase is mainly due to higher sales revenue in Australia and stronger demand for consulting services in Australia and China.  We anticipate this revenue growth to continue in the near term.

                                                                                                                                                With that, I turn the call over to Ken.

K. Kay                                                                                                           Thanks, Brett.  Revenue for the current quarter totaled $284.9 million.  This was $8.8 million or 3% higher than the prior year, primarily due to increased sales transactions in the United States, as Brett mentioned earlier, and improved worldwide consulting fees.

                                                                                                                                                Commission expense for the quarter of $137.5 million was $3.7 million or 3% higher than the prior year, as a result of higher sales revenue.  Commission expense, as a percent of revenue, remained consistent at 48% compared to the prior year.

                                                                                                                                                Operating expense for the current quarter totaled $119.8 million, which was $1.3 million or one percent higher than the prior year.  The company continued its effective control over operating expense in the third quarter, and was thus able to maintain the savings that were achieved from the cost-reduction program initiated in the third quarter of 2001.

As mentioned earlier, the year-to-date net cost savings were $31.9 million compared to last year.  EBITDA for the quarter totaled $27.6 million.  This was an improvement of $3.6 million or 15% compared to the prior year.

Let’s look at the more significant balance sheet variances.  Cash is lower than its traditional peak at year-end, as a result of our bonus structure.  Bonuses are accrued throughout the year, but are mostly paid in the first quarter, and thus a sizable amount of cash flow occurs then.  Consequently, interim period cash will be lower than the balance maintained at year-end.

The warehouse receivable represents loans committed for purchase by Freddie Mac.  These loans are funded via a non-recourse credit line and the receivable and related debt balances will fluctuate based upon pending loan closings.  Other current assets, which includes accounts receivable, has declined, primarily because the receivables balance is lower than at year-end, due to the cyclical revenue level.

Current liabilities decreased by $57 million due to the payment of bonuses and related payroll taxes earlier in the year, and as a result of having a lower income tax liability.  The revolving credit facility had $7 million of outstanding borrowings as of September 30th, 2002.

In the third quarter, total debt, excluding the L.J. Melody warehouse line and the non-recourse debt related to co-investment activity, was $482.8 million, which is $25 million lower than the third quarter last year.  We reduced our debt by $20.8 million in the current quarter.

We have completed our covenant calculations, and as of September 30th, 2002, we are in compliance.  The interest coverage ratio was the tightest calculation.  We continue to run covenant calculation models for the fourth quarter.  The results of these calculations show that we will be in compliance for the balance of the year.

I will now turn the call back over to Ray.

R. Wirta                                                                                                    Thank you, Ken.  In conclusion, we believe the recovery of the U.S. economy and our business is underway, although the improvement is slower than we anticipated when we started the year.  The fourth quarter of the year has historically been our most robust period of revenue and cash flow generation, and we expect that to be true this year, as well.

Finally, we are anticipating the continuation of the pickup in the business that started midyear, and to have it continue into next year.

With that, I would like to turn the call back to the operator to have her introduce us for the question and answer period.

Moderator                                                                                       Our first question comes from Larry Clark with TCW.  Please go ahead.

L. Clark                                                                                                        Yes, good morning, a couple of questions.  Can you elaborate on the $32 million of cost savings year to date?  How much of that is a result of lower bonuses or incentive compensation?

K. Kay                                                                                                           Actually, the bulk of the operating cost reductions is really coming from compensation-related items, which is $17 million.  The business promotion costs are down, somewhere around $7 million.  Then, in addition to that, we have got office-operating costs down by around $5 million, as well.  The bulk of it is really coming from just pure operating expense reductions.

L. Clark                                                                                                        The $20 million business promotion reduction, you feel you can make that without hurting your brand or hurting your opportunity to increase your revenues?

B. White                                                                                                 The answer is yes.  In fact, these reductions were implemented May of 2001, and we have really felt no negative impact whatsoever in our marketing efforts.  That is related to a couple things: one, in a robust market like we saw from 1997 to 2000, the bottom line fact is, you over-spent, and we were able to wring that over-spending out of the system.

Secondly, in a down market like this, there just isn’t the need and we’re not being asked by clients to support marketing activity to the level you might in a very strong market.  Absolutely, we feel very good about these costs being structural, and we have seen no impact on our ability to win business or support business once it is won.

L. Clark                                                                                                        The other question, you mentioned that, obviously, the fourth quarter is always traditionally the strongest.  Last year you had what looks like a pretty strong fourth quarter, $337 million in revenue, around $57 million or so in EBITDA.  How is the quarter shaping up thus far?  It just seems like that’s a real tough hurdle to hit, going forward.

R. Wirta                                                                                                    Larry, two thoughts: one, looking at our trend, quarter to quarter, on the revenue compare, we started the year, the first quarter we were down 18% to last year, the second quarter we were even.  As we reported, this quarter we are up 3%.  We are anticipating a continuation of that improvement trend for the fourth quarter, and certainly our experience through October supports that, so I feel pretty good about beating revenue from last year’s fourth quarter.

                                                                                                                                                On the EBITDA side, of course now we have quarter-to-quarter compares, where we had cost efficiencies in place as of last year’s fourth quarter, so I am anticipating beating last year’s fourth quarter revenue, but probably not by much.  That was still a very good fourth quarter last year, as you recall.

L. Clark                                                                                                        Yes, also your shift in your mix - it seems like sales are always the ones that come in under the wire.  People want to get their sales done at the end of the year, not so much leasing.  Is that trend going to continue in the fourth quarter, as well as your increases benefiting more from sales transactions and the decline in lease revenue?

B. White                                                                                                 Larry, I would say basically, yes.  If you look at our figures for the year, in fact, going back to the second half of last year as well, sale revenues have been quite strong and our visibility into the sale revenue stream is a bit better than it is into lease revenue stream.  I will tell you, as we stand here today, we feel quite good about the sale business in the fourth quarter.  I would say that your assumption is good.

L. Clark                                                                                                        Finally, and then I will let someone else ask a question, can you talk a little bit about the amount that you expect to invest in properties this year, on a gross and a net basis?

R. Wirta                                                                                                    Our co-investment program?

L. Clark                                                                                                        Yes.

R. Wirta                                                                                                    I think we projected, at the start of the year, to have roughly $20 million or so go in, and we expected to get back something on the order of $13 or $14 million.  Our experience year to date has been we invested pro rata with that $20 million, but the co-investment return lagged, particularly in the first and second quarter.  We actually overperformed in the third quarter against third quarter targets, and we expect to outperform substantially in the fourth quarter, such that we will end up at about those numbers for the year.

L. Clark                                                                                                        Okay, great.   Thanks.

Moderator                                                                                       We go to the line of Tom Shandell with Goldentree Asset Management.  Please go ahead.

T. Shandell                                                                                    Hello, and good morning.  I have read a lot of articles of different newspapers about sales and the financing, the cheap money that is available propelling sales, but they characterize it in pockets, big cities, well-leased buildings.  Can you discuss a little bit how you are situated and what are the types of transactions that are propelling your increase, and the sustainability of that?

B. White                                                                                                 Sure, Tom, let me first talk about the product mix and geography, and then review on the sustainability of the revenue stream.  Product mix, I would say, you are generally correct.  The capital marketplace today is looking for well-located, large, well-leased projects.  Let’s call those core assets, the Class-A office building, fully leased, recently built industrial and retail project.  Those investments are certainly focused in the big cities, so I would say what you read in the press is right.  The majority of the large capital transactions we are making are large property, large city.

We’re buyers, and if you think about it, given the dynamics in the marketplace and the need to place capital, that makes sense, because what these buyers are doing are buying, really, forward projections on rents, and looking for the idea that the markets they are buying into, in the long term, are more stable than say, others.  So, first, I would say that is the product mix and that is the geographic mix.

                                                                                                                                                In terms of the sustainability of the revenue stream, we have been in this strong up-cycle on investment property sales now for a couple of years, and we don’t see anything on the horizon, at least in the next, I’d say, 18 months, that looks problematic on the sales side.  The bottom line is, you have a number of dynamics in the capital market that are pushing money to property.  One is low equity returns in the equity market; second is, low interest rate in the property market, the arbitrage between yields and interest rate.  We think those are going to stay for a while, they have said.  The buyers that we talk to and the money that we watch is as active today for property acquisitions they will make first quarter next year, as they were six months ago.

T. Shandell                                                                                    Great.  I recall, in the second quarter, there was - if I get the number wrong, I apologize - but roughly $3 or $4 million of a gain from the sale of properties.  I don’t remember which segment, but a non-cash gain, if you will.  I was wondering if there are any of those kinds of things in this quarter.  I think it was $3.99 million last quarter.

R. Wirta                                                                                                    Yes, Tom, we anticipate the sale; that was a sale of a building in Japan where we had a co-investment profit participation, and we expect another couple buildings in Japan, and some in the U.S., to hit in the fourth quarter.  I would say their contribution to the fourth quarter EBITDA, of those, we would probably be in the $3 to 4 million dollar range in the aggregate, if they all were to happen.

T. Shandell                                                                                    Okay, and were there any in the third quarter?

R. Wirta                                                                                                    I don’t recall.  Everybody is shaking their heads “no”.  I don’t recall any and so, therefore, there were none.

T. Shandell                                                                                I will ask the same question I asked last time.  I know you guys stopped publishing the breakdown of revenues by segment.  I don’t know if you could give the highlights there.

R. Wirta                                                                                                    I would be happy to.  Again, the revenue total to compare the third quarter, we did a total of $285 million this third quarter.  That compares to last year’s third quarter of $276 million.  I will give you the component parts, though.  I will give you the categories first then I will give you the numbers: leases, sales, property management fees, consulting fees, appraisal fees, loan fees, investment fees, and the last category is other.  Again, the categories will be leases, sales, property management, consulting, appraisal, loan, investment management and other.

I will just give you rough rounded numbers for this quarter.  Leases, $87 million; sales, $93 million; property management, $28 million; consulting, $23 million; appraisal, $18 million; loan origination, $17 million; investment management, $14 million; other, $4 million.  So, that, rounded, should reach $285 million.

                                                                                                                                                Now, I will give you the same categories in the same order for last year’s third quarter.  Leases, $102 million; sales, $80 million; property management, $29 million; consulting, $17 million; appraisal, $21 million; loan origination, $14 million; investment advising, $12 million; and other was $3 million.  Putting some context to Brett’s comments, you can see that leases, again, comparing them, went from $102 million last year’s third quarter to $87 million this quarter.  Contrasting that, last year’s sales were $80 million and they went to $93 million in this year’s third quarter.

                                                                                                                                                You are going to force me to publish at some point, right Tom?

T. Shandell                                                                                    Exactly.  Thank you very much.

Moderator                                                                                       We now go to the line of Rachel Golder with Goldman Sachs Asset Management.  Please go ahead.

R. Golder                                                                                               Yes, thank you.  You mentioned that you believe you were picking up market share.  I was wondering if you could go on to the broad regional overview, talk about what you think market growths are and where your growths are in the different regions.

R. Wirta                                                                                                    Rachel, maybe Brett and I will both take a shot at that question, but one, just to give you some numbers that are specific, not necessarily by geography, but by our business types.  For example, in the property management area, where you typically measure your portfolio success based upon square footage, our square footage under management year to date is up 5% over the end of last year, and we expect to finish the year up 7%.

Our facility management portfolio, which again, is measured on square footage, is up 14% year to date, and we expect to finish the year, potentially, up as much as 20%.  Those are two businesses where the average addition to new portfolio is about one percent.  That is new construction adds one percent a year, so, clearly, the rest of our gains came at the expense of some of our competitors.  Those are clear indications to us.

In our investment advising business, which is a global business, also, we ended last year at $10 billion of assets under management.  We are currently about 10% ahead of that number and we expect to finish the year at $11.3 billion, which would put us up 13%.  There we have some wind at our back because real estate, as Brett pointed out, is a favored asset class, particularly today of institutional investors.  But we don’t believe any of our competitors will be up 13% for the year, so we had to be taking away business from them.  I don’t want to mention our competitors, but we did take away $500 million from one of our big competitors about two months ago.

Those are things by product line.  I’ll let Brett comment a bit more by his view on our market share in the geographies.

B. White                                                                                                 Sure, let me start first offshore and tell you that we believe we are picking up meaningful market share in the major markets of Europe, which is London, Paris, Spain, primarily Madrid, and the Netherlands and Germany.  In those five markets, if you compare our revenue figures through the first three quarters to our primary competitors in those markets, which are Jones Lang, and Insignia, we think we are doing well.

In Asia, we also believe we are picking up meaningful market share, a significant market share throughout Australia, which for us is actually relatively big business, and in the major markets of mainland China, primarily Beijing, Shanghai, Guangzhou, as well as Singapore in southern Asia.

In the United States, we believe we have gained market share in the following markets: First, the Northwest, Portland and Seattle, we know we have picked up meaningful share there.  We have picked up share in Orange County, a meaningful share compared to the competitors.  We have picked up share in Chicago.  We have picked up share, we believe, in most of the heartland offices.  These would be places such as Columbus, St. Lewis, Indianapolis, and Tulsa.  The Florida market area, we have picked up share; Minneapolis we have picked up share.

I would say that, in New York, with the addition of the hires we made in July, we are in the process of picking up significant share, although none of it has flown yet to revenue.  We have won an amount of business, a level of business, the last 45 days there, that, for us, is quite remarkable, and, we believe, will translate into significant revenue gains next year in the New York Tri-State area.

R. Golder                                                                                               Terrific, and that last part answered my second question.  I wonder if you could give us what your covenant levels were for the third quarter, and will be for the fourth, and what your ratios against the third quarter actually were?

R. Wirta                                                                                                    I’m sure Ken will respond to that question.

K. Kay                                                                                                           Sure.  For the third quarter, we were certainly in compliance.  I suppose the two you are probably most interested in was the leverage ratio and the interest coverage ratio?  On the leverage ratio, the required target was 3.75 - we were at 3.58 - and on the interest coverage ratio, the required target is 2.50 and we were at 2.51.

R. Golder                                                                                               What are the levels for the fourth quarter?

R. Wirta                                                                                                    Rachel, we will tell you on January 10th.

R. Golder                                                                                               I mean the covenants.

K. Kay                                                                                                           Right, the leverage ratio goes from 3.75 down to 3, and the interest coverage ratio remains at 2.5 and we will, at least based upon on our current projections, be able to meet those requirements.

R. Golder                                                                                               Thank you very much.

Moderator                                                                                       We will go to the line of Larry Taylor with Credit Suisse First Boston.  Please go ahead.

L. Taylor                                                                                                Hello, most of my questions have been answered.  Maybe you could tell us whether or not there were any particular marquis transactions, very large deals, either on the sales side or the leasing side, which contributed to this quarter.

B. White                                                                                                 To this quarter, Larry, at third quarter, we had a number of very large property transactions on the sale side that were big contributors.  We, for all intents and purposes, closed out the sale, in excess of $1 billion portfolio of multi-family assets on behalf of Archon, which contributed significant fees to the company in the third quarter.  By the way, we are in the process, right now, of disposing of a $1.3 billion portfolio of multi-family assets right now, which should help Q4 and Q1 of 2003.

                                                                                                                                                On the leasing side, really nothing particularly remarkable to note.  Leasing activity is down and the types of transactions we are doing right now are really what I call, dial tone leasing transactions.  It is the renewals of companies in their existing space, or relatively short-term moves in the market, as these companies bide time for better days.  Certainly on the transaction side, the keynotes for us the last two quarters have been large investment property sales.

I will tell you that in the last 30 days we have been awarded over $1 billion of Class-A dispositions in New York mid-town.  Some that are public would be the sale and the quasi-sale leaseback of the Teachers’ headquarters in New York.  We are about to go to market with a very significant high-rise in Midtown, as well, so the sales side is the keynote for Q3.

L. Taylor                                                                                                The buyers are coming from where?

B. White                                                                                                 Larry, they are coming from everywhere, certainly pension funds leading the pack, but we are seeing strong interest and strong buying appetite from private equity.  We are seeing REIT, certainly those in New York who watched 399 Park sell to Boston Properties just a month ago at a record price.  Certainly, any of the Boston Properties in Brookfield are very, very active in the marketplace, so capital from all sources is chasing high-quality investment-grade property.

R. Wirta                                                                                                    Just to add a bullet point on that, for example, we recently sold about a $100 million portfolio, two buildings in Orange County and another building of almost the same size in San Diego.  We received, on each of those building sales, in excess of 20 bids, and of those 20 bids, on average, 75% came from what I will describe as pension fund advisors.  That means, for example, you had 15 people with $100 million in cash in their pocket, because these were all cash buyers, only one of which could buy the building, and the other 14 of which remain looking for buildings to buy.  It gives you the flavor for the momentum that is associated with the current investment activities for real estate.

L. Taylor                                                                                                Great.  That is very helpful, thank you.

Moderator                                                                                       We go to Anthony Iorfino with Muzinich & Company.  Please go ahead.

A. Iorfino                                                                                            Yes, I am wondering if you could give us some color on your cash flow sources and uses, and also, as far as credit availability or borrowings, where you see that playing out the next couple of quarters, just in terms of when the peak periods may be for a drawing, or paying back.

K. Kay                                                                                                           I could give you a snapshot of where we are right now, and then maybe look at the sources and uses, but basically, as of the end of the third quarter, our revolving credit facility was $7 million.  As of today, our balance is zero.  We don’t expect any additional borrowings under the revolving credit facility between now and the end of the year, or actually, through the beginning of the year, as well, up until the traditional time frame within which we pay bonuses, which is in March of 2003.

                                                                                                                                                With regard to our debt structures, we are continuing to pay those down on the scheduled basis, and envision a continued ability to do that.  In terms of, I suppose, sources and uses during the current quarter, cash provided by operating activities was around $21 million.  Obviously, up until this point in time of the year, we continue to pay down debt with approximately $20 million of debt reduction, so far this year.

T. Iorfino                                                                                              Okay, good.  Thank you.

Moderator                                                                                       We have a follow-up from Tom Shandell with Goldentree Asset Management.  Please go ahead.

T. Shandell                                                                                    You mentioned that you have this $1.3 billion, I think you said, multi-family asset deal in the works.  If that doesn’t close in Q4, but gets pushed into Q1, because I think I heard you say Q4 or Q1, does that have a meaningful impact on your expectations for the fourth quarter?

B. White                                                                                                 No, it doesn’t, and let me give you a little more color on this so it is understood.  In this portfolio sale, this one, like the Archon portfolio, we give the market two options.  If a single player wants to come in and buy the portfolio, we can do that, but in the Archon portfolio, and the one we are currently working on, these are going out piecemeal, and so, this $1.3 billion may end up being 20 separate transactions.  The portfolio we are working on right now was awarded to us a month ago, and frankly, wasn’t in our budgets for 2002, at all.  It’s a bit additive.  It’s probably making up for some losses we had somewhere else.  If these sales weren’t to go through, it would not have meaningful impact on results.  If they do go through, they will be helpful.

Moderator                                                                                       We have no further questions in the queue.  Please continue.

R. Wirta                                                                                                    Thank you, everyone, for being on the call.  As always, if you have questions subsequent to the call or between now and the next call, please call any of us individually, and we look forward to talking to you in the future.  Thank you.

Moderator                                                                                       Ladies and gentlemen, this conference will be available for replay after 12:30 Pacific Time, today through Wednesday, November 13th, at midnight.  You may access the AT&T replay service at any time by dialing 800-475-6701 and entering the access code 658574.  International participants may dial 320-365-3844.  That does conclude your conference for today.  Thank you for your participation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 13, 2002		CBRE HOLDING, INC.

	By:	/s/ KENNETH J. KAY
Kenneth J. Kay
Chief Financial Officer